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                                                                  EXHIBIT 3.6



Number                              [Logo]                           Units

--------                                                           ----------

                                 GEN TRAK, INC.

See Reverse Side For                                        CUSIP 36867  A 20 2
Certain Definitions

            UNITS CONSISTING OF ONE SHARE AND ONE REDEEMABLE WARRANT
                     TO PURCHASE ONE SHARE OF COMMON STOCK.

          Authorized Capitalization: 25,000,000 Shares of Common Stock


This certifies that __________________________________________________ is the
owner of _____________________ Units as described above, transferrable only on the books of the Corporation by the holder hereof in person or by his or her duly authorized attorney, on surrender of this Certificate properly endorsed.

Each unit ("Unit") consists of one (1) share of the common stock, par value
$.01 per share ("Common Stock"), of Gen Trak, Inc., a Pennsylvania corporation (the "Corporation") and one (1) Redeemable Common Stock Purchase Warrant ("Warrants"), to purchase one (1) share of common stock for $6.00 per share at any time on or after ________________, 2000 and before 5:00 o'clock p.m. Eastern Daylight Time on October ________________ , 2004 (or such earlier date as the Warrants are redeemed ) (the "Expiration Date"). The Common Stock and Warrant included in each Unit will not be detachable or separately transferrable from each other until ____________, 2000 (the
"Separation Date"). After the Separation Date, holders of Units must submit their certificates to the Transfer Agent and Registrar of the Corporation (which firm is also the Warrant Agent as defined below) to be exchanged for Common Stock and Warrant certificates. The terms, rights and privileges of the Warrants are set forth in the Warrant Agreement dated October __, 1999 by and between the corporation and StockTrans, Inc. (the "Warrant Agent"), and are subject to the terms and provisions contained therein, to all of which terms and provisions the holder of this Unit Certificate consents by acceptance hereof. Copies of the Warrant Agreement are on file at the office of Warrant Agent at 7 E. Lancaster Avenue, Ardmore, PA 19003, and are available to any warrant holder on written request and without cost. The Warrants shall be void unless exercised before 5:00 p.m. New York City time on the Expiration Date.

This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar of the corporation.


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WITNESS the facsimile seal of the Corporation and the facsimile signatures of his duly authorized officers


Dated:______________________                          GEN TRAK, INC.


                                           --------------        --------------
                                              Secretary             President


Countersigned and registered
         StockTrans, Inc.
           Transfer Agent and
           Registrar

By:___________________________
         Authorized Signature